As filed with the Securities and Exchange Commission on June 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Collegium Pharmaceutical, Inc.

(Exact name of registrant as specified in its charter)

Virginia	100 Technology Center Drive Stoughton, MA 02072	03-0416362
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Collegium Pharmaceutical, Inc. 2026 Inducement Plan

(Full title of the plan)

Colleen Tupper

Executive Vice President and Chief Financial Officer

100 Technology Center Drive
Stoughton, MA 02072

(781) 713-3699

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 (445) 207-7806	David Dieter, Esq. Executive Vice President & General Counsel 100 Technology Center Drive, Suite 300 Stoughton, MA 02072 (781) 713-3699

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Collegium Pharmaceutical Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering an aggregate of 325,000 shares of its common stock, par value $0.001 per share (“Common Stock”), reserved for future grants under the Collegium Pharmaceutical, Inc. 2026 Inducement Plan (the “Inducement Plan”).

On May 11, 2026, the board of directors of the Registrant (the “Board”) adopted the Inducement Plan pursuant to which the Registrant reserved 325,000 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Marketplace Rules of the Nasdaq Stock Market (“Rule 5635(c)(4)”). The Inducement Plan provides for the grant of equity-based awards in the form of non-qualified stock options, stock appreciation rights, restricted stock units, restricted stock awards, unrestricted stock awards, and dividend equivalent rights. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants in the Inducement Plan as specified by Rule 428(b) (1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Collegium Pharmaceutical, Inc. is sometimes referred to as “Registrant,” “Company,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 7, 2026;

(c)	The Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the Commission on March 19, 2026, April 7, 2026, May 12, 2026, and May 15, 2026; and

(d)	The description of the Registrant’s Common Stock contained in the Form 8-A filed with the Commission on May 1, 2015 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are a Virginia corporation. The Virginia Stock Corporation Act, or the VSCA, permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors and officers in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation if acting in their official capacity with the corporation or, in all other cases, at least not opposed to its best interests, and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director or officer, including in a proceeding brought by or in the right of the corporation, if authorized by its articles of incorporation or any bylaw or resolution adopted by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law. Our amended and restated articles of incorporation require us to indemnify our directors and officers to the full extent permitted by the VSCA.

Our amended and restated articles of incorporation also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors and officers, no director or officer of the Company shall be liable in any proceeding brought by or on behalf of the Company or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify, including advancing expenses to, each of them against any liabilities that he or she may incur as a result of his or her service as a director or officer of the Company to the fullest extent permitted by Virginia law and our amended and restated articles of incorporation.

We carry insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Third Amended and Restated Articles of Incorporation of Collegium Pharmaceutical, Inc. (1)

4.2	Amended and Restated Bylaws of Collegium Pharmaceutical, Inc. (2)

5.1*	Opinion of Troutman Pepper Locke LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Troutman Pepper Locke LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Collegium Pharmaceutical, Inc. 2026 Inducement Plan. (3)

99.2*	Form of Non-Qualified Stock Option Agreement under Collegium Pharmaceutical, Inc. 2026 Inducement Plan.

99.3*	Form of Restricted Stock Unit Award Agreement under Collegium Pharmaceutical, Inc. 2026 Inducement Plan.

99.4*	Form of Performance-Based Restricted Stock Unit Award Agreement under Collegium Pharmaceutical, Inc. 2026 Inducement Plan.

107*	Filing Fee Table.

*	Filed herewith.

(1) Previously filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 5, 2020.

(2) Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on December 4, 2017.

(3) Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed with the Commission on May 12, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stoughton, Commonwealth of Massachusetts, on this 1st day of June, 2026.

COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ Colleen Tupper
Colleen Tupper
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Collegium Pharmaceutical, Inc., hereby severally constitute and appoint Vikram Karnani, Colleen Tupper and David Dieter, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Collegium Pharmaceutical, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on June 1, 2026.

Signature	Title

/s/ Vikram Karnani	President and Chief Executive Officer (Principal Executive Officer)
Vikram Karnani

/s/ Colleen Tupper	Executive Vice President and Chief Financial Officer
Colleen Tupper	(Principal Financial and Accounting Officer)

/s/ Gino Santini	Chairman of the Board of Directors
Gino Santini

/s/ Rita Balice-Gordon, Ph.D.	Director
Rita Balice-Gordon, Ph.D.

/s/ Garen G. Bohlin	Director
Garen G. Bohlin

/s/ Michael Donovan	Director
Michael Donovan

/s/ John G. Freund, M.D.	Director
John G. Freund, M.D.

/s/ Nancy Lurker	Director
Nancy Lurker

/s/ Carlos Paya, M.D., Ph.D.	Director
Carlos Paya, M.D., Ph.D.